Exhibit 10.22

LICENSE AGREEMENT

This Agreement is made with effect from June 17th, 2016 (the “Effective Date”), by and between Northwestern University, an Illinois not-for-profit corporation with a principal place of business at 633 Clark Street, Evanston, Illinois 60208 (“Northwestern”) and Exicure Inc., a Delaware corporation, with a principal place of business at 8045 Lamon Avenue, Suite 410, Skokie, IL 60077 (“Licensee”).

WHEREAS, Northwestern has ownership interest in invention disclosures *****, which have been claimed in the Patent Rights (“the Technology”).

WHEREAS, Northwestern desires to have the Technology developed and commercialized to benefit the public and is willing to grant a license to Licensee hereunder;

WHEREAS, Licensee has represented to Northwestern that Licensee has the expertise, experience, and resources necessary to enable Licensee to commit itself to apply its diligent efforts (as further defined below) to develop and subsequently manufacture, market and sell products utilizing the Patent Rights;

WHEREAS, Licensee desires to obtain a license under the Patent Rights upon the terms and conditions hereafter set forth;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE 1 – DEFINITIONS

1.1.    “Affiliate” shall mean any entity (including any entity acquired or created after the Effective Date of this Agreement) that directly or indirectly owns or controls, is owned or controlled by, or is under common ownership or control with a party. For the purposes of this definition, “ownership” or “control” mean: (a) possession, or the right to possession, of at least 50% of the voting stock of a corporation; (b) the power to direct the management and policies of the entity; (c) the power to appoint or remove a majority of the board of directors; or (d) the right to receive 50% or more of the profits or earnings of the entity.

1.2.    “Confidential Information” shall mean any information or materials disclosed by a party (“Disclosing Party”) to the other party (“Receiving Party”) identified in writing as confidential at the time of disclosure or, if first disclosed orally, identified as confidential at the time of disclosure and confirmed in writing within thirty (30) days. Confidential Information does not include any information or materials that are: (a) already known to Receiving Party at the time of disclosure as evidenced by Receiving Party’s written records and that were not acquired directly or indirectly from Disclosing Party; (b) part of the public domain or become part of the public domain other than through acts or omissions of Receiving Party or anyone obtaining the Confidential Information from Receiving Party; (c) disclosed to Receiving Party by a third party who was not and is not under any obligation of confidentiality; or (d) independently developed by Receiving Party without knowledge of or access to the Confidential Information of Disclosing Party as evidenced by Receiving Party’s written records. With respect to the exceptions in (a) and (c): (i) information shall not be deemed already known to Receiving Party under subsection (a) if it was learned from Mirkin Lab Personnel, Paller Lab Personnel or Exicure Personnel another person that is associated with both Receiving Party and Disclosing Party (each a “Joint Associate”); and (ii) information shall not be deemed to fall within subsection (c) if the third party from whom Receiving Party received the information is a Joint Associate.

THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

1.3.    “Field” shall mean the use of composition of matter that is restricted to the Technology for use in wound healing in diabetes. The Field specifically excludes: (a) all subject matter not included in the foregoing as those terms are understood in the art as of the Effective Date.

1.4.    “Licensed Products” shall mean individually or collectively, depending on the specificity of the reference, any product or process, the manufacture, use or sale of which is covered by a Valid Claim, infringes a Valid Claim or would infringe but for the exception in 35 U.S.C. §271(e)(1), or a similar exception in the world.

1.5.    “Mirkin Lab Personnel” shall mean Chad A. Mirkin, other employees of Northwestern listed as inventors of the Patent Rights and who are supervised by Dr. Mirkin in connection with the inventions claimed in the Patent Rights.

1.6.    “Paller Lab Personnel” shall mean Amy Paller, other employees of Northwestern listed as inventors of the Patent Rights and who are supervised by Dr. Paller in connection with the inventions claimed in the Patent Rights.

1.7.    “Net Sales” shall mean the gross amount invoiced by Licensee or any Sublicensee, for the transfer of Licensed Products, less amounts actually paid or allowed with respect to trade credits, discounts, rebates and allowances actually granted on account of price adjustments, rebate programs, promotional programs, billing errors or the rejection or return of goods, sales taxes, tariffs, transportation costs and handling charges, and custom duties. Net Sales on Licensed Products transferred as part of a non-cash exchange or to Sublicensees shall be calculated at the customary sales price or fair market value invoiced to third parties. Net Sales accrue upon the first of invoice or receipt.

1.8.    “Patent Rights” shall mean in the Field: (a) those patents and/or patent applications listed on Exhibit A, which is incorporated herein by reference and which shall be updated as necessary during the term of this Agreement; (b) all U.S. and foreign applications claiming priority thereto, including provisionals, continuations, continuations-in-part (but only to the extent of the subject matter that is described and enabled by a disclosure sufficient to meet the requirements of 35 U.S.C. §112 in a patent or patent application listed in Exhibit A); (c) divisionals, unless otherwise provided for expressly in Exhibit A; and (d) all patents issuing therefrom anywhere in the world, including any reexaminations and reissues as well as term extensions of and supplementary protection certificates on any of the foregoing, unless otherwise provided for expressly in Exhibit A.

1.9.    “Sublicensee” shall mean any person or entity, including an Affiliate, to whom Licensee directly or indirectly, other than by assignment of this Agreement in whole or in part pursuant to Article 11, (a) grants or otherwise conveys Northwestern’s rights in any Patent Rights; (b) agrees not to assert any of Northwestern’s rights in any Patent Rights; and/or (c) has obtained the agreement of not to practice any of Northwestern’s rights in any Patent Rights.

1.10.    “Sublicensee Payments” shall mean any remuneration other than royalties received by Licensee from a Sublicensee including, without limitation, all milestone payments, exclusivity payments, sublicensing fees and upfront licensing fees, and regardless of the form (except for any royalty payments) including, without limitation, cash, equity and the fair market value (on the date of receipt) of any non-cash and non-equity consideration, other than payments of Net Sales for which a royalty payment is made to Northwestern pursuant to Section 5.1, but excluding any amounts attributable to reimbursement to Licensee

THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

for its research, development, manufacturing or patent expenses, and any amounts attributable to the fair market value of any equity or debt interest granted by Licensee to any Sublicensee.

1.11.    “Third Party Royalty(ies)” shall mean ***** percent ***** of the royalty amount paid by Licensee or any Sublicensee to a third party under a license agreement for valid patent rights, other than the Patent Rights, which would in Licensee’s or Sublicensee's (as applicable) patent counsel's reasonable good-faith opinion be infringed during such payment period upon the manufacture, use, sale or import of the Licensed Products in that country.

1.12.    “Valid Claim” shall mean in the applicable country any claim of: (a) a pending application within the Patent Rights; and/or (b) an issued and unexpired patent included in the Patent Rights that has not been abandoned, lapsed, or held unenforceable, unpatentable or invalid by a decision of a tribunal of competent jurisdiction, that is unappealable or unappealed within the time allowed for appeal.

ARTICLE 2 – GRANT

2.1.    In reliance upon the representations made to Northwestern by Licensee that Licensee has the unique experience, expertise and resources necessary to enable Licensee to perform its obligations hereunder, and subject to the terms of this Agreement and Licensee's compliance herewith, Northwestern hereby grants to Licensee: (a) an exclusive (except as expressly provided in Article 2) non-transferable (except as provided in Article 11), worldwide license in the Field, with the right to grant sublicenses (pursuant to Section 2.7), under Northwestern’s rights in and to the Patent Rights to make, have made, use, sell, offer for sale and import Licensed Products. For purposes of clarity, nothing in the foregoing shall be construed to include any right, title or interest of a third party. Nothing herein shall constitute a sale. This Agreement does not authorize the manufacture, use, sale or import of any products or processes other than Licensed Products researched, developed, made, used, sold and imported in compliance with this Agreement.

2.2.    The grant under Section 2.1 is subject to the obligations to and the rights of the U.S. Government under any and all applicable laws, regulations, and executive orders including those set forth in 35 U.S.C. §200, et seq., (“Bayh Dole”) Licensee shall enable Northwestern to comply with all such obligations, including satisfying the requirements under such legislation for making practical application of each subject invention and by substantially manufacturing all Licensed Products and product made from Licensed Products in the United States unless such requirement is waived by the U.S. Government. Northwestern will cooperate with Licensee, at Licensee's expense, as reasonably requested to seek a waiver where there is substantial evidence to support such waiver.

2.3.    Northwestern on behalf of itself and all inventors of Patent Rights retains the right to practice and have practiced the Patent Rights solely for research, teaching and/or other educationally related purposes, including the right to distribute under the Patent Rights to provide any materials for such purposes. Northwestern shall have the right to use, including to publish the results of its research, if such publication does not include any Confidential Information of Licensee.

2.4.    The grant of this license does not obligate Northwestern or any inventor of Patent Rights to make available to Licensee, its Sublicensees or Affiliates for their own use and benefit, Northwestern space, facilities, lab notebooks, students and services, unless otherwise stated in a separate contractual agreement between Northwestern and Licensee.

THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

2.5.    Northwestern reserves all rights not expressly granted in Section 2.1. Nothing contained in this Agreement shall be construed as conferring, by implication, estoppel or otherwise, upon either party, any party in privity with a party, or any customer of any of the foregoing, any right, title or interest under any Patent Rights or other intellectual or tangible property right at any time, except for those rights expressly granted in Article 2. Further and notwithstanding anything to the contrary, Licensee agrees that Northwestern has not granted any rights to sell or offer for sale any subject matter claimed in the Patent Rights other than for Licensed Products in the Field for which Licensee has obtained and maintains its license hereunder.

2.6.    If Licensee elects to have Licensed Products made for it, it shall provide notice to Northwestern of the same, with the contact information for the subcontractor and the specific Licensed Products the subcontractor is manufacturing. All subcontracts granted by Licensee shall be consistent with the terms and conditions of this Agreement or shall be null and void. Licensee shall remain liable for, and Northwestern shall have the right to audit, subcontractor(s)’ compliance with the terms of this Agreement.

2.7.    The license granted in Section 2.1 includes, subject to Licensee and Sublicensees’ compliance with this Agreement, the right to grant sublicenses of the rights licensed to Licensee under this Agreement. All agreements with Sublicensee shall be consistent with all terms and conditions of this Agreement or shall be null and void. Each sublicense shall terminate upon termination of this Agreement unless Northwestern provides written notice that it desires to assume such agreement(s) and further provided the terms of such sublicense are thereby amended so that Northwestern has no obligations under such agreement greater than its obligations to Licensee hereunder. Licensee shall provide Northwestern prompt notification and a copy of each sublicense agreement within thirty (30) days of execution. Any Affiliate of Licensee that desires to practice any of the rights licensed by Northwestern hereunder must enter into a sublicense agreement unless Licensee assigns or transfers all or substantially all of its assets or business relating to the Technology to such Affiliate, including its rights and obligations under this Agreement pursuant to Article 11. Licensee shall have the same responsibility for the activities of any Sublicensee as if the activities were directly those of Licensee and shall be liable for Sublicensees' compliance with the terms and conditions of this Agreement. Sublicenses granted hereunder shall not be transferable, including by direct assignment or by further sublicensing, or indirectly by operation of law or transfer of voting control of a Sublicensee, without the prior written approval of Northwestern. In all cases, Licensee shall remain responsible for ensuring that all Sublicensees comply with the financial and reporting obligations in this Agreement, and Licensee shall be responsible for collecting requisite payments and information from Sublicensees and providing such information to Northwestern in accordance with the terms of this Agreement. Each sublicense agreement shall name Northwestern as a third party beneficiary.

ARTICLE 3 - CONFIDENTIAL INFORMATION

3.1.    Each Receiving Party shall use the Confidential Information solely as required to exercise its rights and perform its obligations as contemplated in this Agreement. Unless expressly provided in this Article or Sections 3.2, or 3.3, Receiving Party shall not use, disclose or otherwise make available Confidential Information to third parties for five (5) years after the disclosure hereunder of such Confidential Information. Receiving Party agrees to treat all Confidential Information with the same degree of care it employs to protect its own confidential information but in no event less than a reasonable standard of care. Licensee shall not be entitled to any protection for Confidential Information disclosed to Northwestern unless such Confidential Information is disclosed to INVO or the Vice President for Research, in accordance with Article 13, or to his/her designee as authorized in writing.

THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

3.2.    To the extent it is reasonably necessary or desirable to fulfill its obligations or exercise its rights under this Agreement, Licensee may disclose Confidential Information to any entity with a need to know such Confidential Information on the condition that each such entity agrees: (a) to maintain Confidential Information for at least as long as and to the same extent as Licensee is required; and (b) is permitted to use the Confidential Information only to the extent Licensee is entitled to use the Confidential Information. If Receiving Party is required by law, regulation (excluding for purposes of clarity patent office requirements, and submissions to the FDA and similar regulatory bodies in foreign jurisdictions) or court order to disclose any of the Confidential Information, it shall: (i) promptly notify Disclosing Party; (ii) reasonably assist Disclosing Party to obtain a protective order or other remedy of Disclosing Party’s election; (iii) provide Disclosing Party prior review of any disclosure; (iv) only provide that portion of the Confidential Information that is legally required; and (v) make reasonable efforts to obtain reliable assurance that the Confidential Information shall be maintained in confidence.

3.3.    This Agreement may be distributed solely: (a) to those employees, principals, officers, agents, potential sublicensees, Sublicensees, potential and actual assignees and independent contractors of Northwestern, Licensee and its Sublicensees who have a need to know its contents; (b) to those persons whose knowledge of its contents will facilitate performance of the obligations of the parties under this Agreement; (c) to those persons, if any, whose knowledge of its contents is essential in order to permit Licensee or Northwestern to maintain or secure the benefits under policies of insurance; (d) by Licensee to those persons such as any existing or bona fide potential investor, acquirer or collaborator as may be necessary or desirable to obtain financing of or investment in its or its Affiliates’ operations directed at developing and commercializing Licensed Products; and (e) as may be required by law or regulation or by court or administrative agency order.

ARTICLE 4 - MILESTONES AND DUE DILIGENCE

4.1.    Licensee hereby represents that Licensee has the unique experience, expertise and resources necessary to enable Licensee to perform its obligations hereunder. Licensee shall, within sixty (60) days of the execution of this Agreement, submit to Northwestern a preliminary development and business plan that sets forth an outline of Licensee’s intended efforts to develop and commercialize Licensed Products. Such plan shall include a summary of proposed personnel, expenditures and estimated timing for the development of Licensed Products and estimates of the market potential for Licensed Products. Northwestern acknowledges that due to long development times, scientific, potential safety and development hurdles and challenges and regulatory requirements and processes, such business plan will necessarily rely on and utilize estimates and assumptions that may or may not be realized due to such factors or to future market demands or conditions.

4.2.    In addition to Licensee’s obligations set forth in Section 2.2, Licensee shall use commercially reasonable efforts, consistent with risk-adjusted expected demand in the marketplace, taking into account the likely potential profitability of the product, all scientific and technical challenges and expected costs for development of the product, relevant safety issues, regulatory procedures, intellectual property protection issues and industry conditions and development timelines, by itself or through strategic relationships to research and develop at least one Licensed Product in the Field, and following development to effectively exploit, market and manufacture at least one Licensed Product in the Field to meet anticipated customer demand. Upon request by Northwestern, Licensee shall provide annual progress reports to Northwestern within thirty (30) days of each anniversary of the Effective Date describing Licensee’s research and development efforts in the development and commercialization of Licensed Products during the preceding six-month period on a Northwestern disclosure of invention number by Northwestern disclosure of invention

THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

number basis and an updated development and business plan for the next twelve-month period, accompanied with a summary thereof in a form substantially similar to the commercial development plan and summary report as set forth in Exhibit B.

4.3.    Licensee shall also comply with the following milestones:

(a)	select a lead candidate Licensed Product within 4 years from the Effective Date;

(b)	complete a GLP toxicity or efficacy test of a Licensed Product in animals within 5 years from the Effective Date;

(c)	submit an IND for a Licensed Product within 6 years from the Effective Date;

(d)	complete a safety trial in humans (Phase I clinical trial) for a Licensed Product within 8 years from the Effective Date;

(e)	complete and submit to Northwestern of a business plan for commercialization of a Licensed Product within 1 year of submission of an NDA for such Licensed Product.

4.4.    In the event, and in addition to other rights and remedies available to Northwestern, an annual progress report is late, incomplete or Licensee’s performance is otherwise not in compliance with Article 4, Northwestern shall be entitled upon notice to act pursuant to Section 10.4, unless Licensee cures such defect set forth in the notice within sixty (60) days receipt of such notice.

ARTICLE 5 – PAYMENT AND REPORTS

5.1.    On a quarterly basis, Licensee shall pay to Northwestern a non-refundable and non-creditable royalty payment of ***** of Net Sales of Licensed Products less Third Party Royalties paid to such third party(ies) in a given royalty period against royalties due Northwestern in the same royalty period hereunder solely on such Licensed Product in such country; provided, however, that notwithstanding anything to the contrary, in no event will the royalty rate otherwise applied to Net Sales due to Northwestern in a given royalty period be less than *****. For clarity, if a royalty payment on Net Sales would be owed to Northwestern under both this Agreement and under the Restated License Agreement of August 15, 2015 (“Restated License Agreement”) or the ***** (“***** Agreement”) for the same Net Sale of a License Product, then only one royalty rate shall apply for the calculation of such royalty payment on such Net Sale of such Licensed Product, which shall be the royalty rate that results in the largest royalty payment to Northwestern, taking into account all reductions, deductions and offsets that would be applicable under either the Restated License Agreement or this Agreement, and in no circumstances whatsoever would the royalty rates payable to Northwestern be: (i) less than *****, or (ii) deemed additive or cumulative for the same Net Sales of the Licensed Product under the Restated License Agreement, the ***** Agreement and this Agreement.

5.2.    In the event Licensed Product is sold in combination with other therapeutically active products (a “Combination Product”), then Net Sales applicable shall be determined as follows:
A /(A+B) multiplied by Net Sales of the Combination Product, where:

A =	Standard sales price of the Licensed Product in the given country
B =	Standard sales price of the therapeutically active product that is contained in the Combination Product in the given country.
C =	Standard sales price in such country of such Combination Product.

THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

In the event in a given country: (a) the other therapeutically active product in such Combination Product is not sold separately in such country, Net Sales shall be adjusted by multiplying actual Net Sales of such Combination Product by the fraction A/C, where C is the standard sales price in such country of such Combination Product; or (b) if a Licensed Product is not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction (C-B)/C, where B is the standard sales price in such country of the other therapeutically active product in the Combination Product and C is the standard sales price in such country of the Combination Product. The standard sales price for the Licensed Product and for each other therapeutically active product shall be for a quantity comparable to that used in such Combination Product and of the same class, purity and potency. If, in a specific country, both a Licensed Product and the therapeutically active product in such Combination Product are not sold separately, a fair market price for such Licensed Product and such other therapeutically active product shall be negotiated by the parties in good faith.

5.3.    Licensee shall pay or cause to be paid to Northwestern ***** percent ***** of all Sublicensee Payments received by Licensee during the term of this Agreement. Licensee shall remit to Northwestern its share of Sublicensee Payments within forty-five (45) days of receipt from a Sublicensee. In the event the Sublicensee Payments are paid to Licensee in stock or a combination of cash and stock, the Sublicensee Payments owed to Northwestern shall be determined in the same distributable proportions of cash and stock as received by Licensee. For clarity, if any Sublicensee Payment would be owed to Northwestern under both this Agreement and under the Restated License Agreement or the ***** Agreement for a given Licensed Product, then only one rate of ***** percent ***** shall apply for such particular Sublicensee Payment, and in no circumstances whatsoever would the fees or payments payable to Northwestern on account of the Sublicensee Payment be less than ***** or be deemed additive or cumulative under the Restated License Agreement, the ***** Agreement and this Agreement.

5.4.    Upon execution of this Agreement, and when invoiced by Northwestern, Licensee shall pay to Northwestern an upfront fee of *****, followed by an annual license fee of ***** on the anniversary of the Effective Date, and continuing thereafter for the rest of the term of this Agreement. These fees are non-refundable and non-creditable except that Licensee will be entitled to offset the annual license fees paid against future royalties payable to Northwestern under Sections 5.1 or 5.2, with any remaining amount of annual payments rolled over to succeeding quarters until depleted.

5.5.    Licensee shall pay all withholding or similar tax required by law or regulation to the appropriate government authority, and is entitled to deduct such amounts paid from the amount due Northwestern, provided that Licensee secures and sends to Northwestern the best available evidence of such payment sufficient to enable Northwestern to obtain a deduction for such withheld taxes or obtain a refund thereof. If Licensee makes any payment without reduction for withholding and it later transpires that an amount of tax should have been withheld on such royalty payment, Licensee shall be entitled to recover the under-withheld tax by an additional withholding from any payment due to Northwestern under this Agreement. Similarly, if Licensee withholds an amount of tax which is later determined to have not been due, Licensee shall reimburse Northwestern for such over withheld amounts.

5.6.    The patent applications and patents within the Patent Rights in existence as of the Effective Date have been listed on Exhibit A. After the Effective Date and during the term of the Agreement, the parties contemplate changes to the rights listed on Exhibit A. Licensee shall provide to Northwestern a revised Exhibit A on each anniversary of the Effective Date that reflects the then-current status of the Patent Rights, and the parties shall amend Exhibit A to reflect the then-current status of the Patent Rights. Licensee shall pay to Northwestern within thirty (30) days receipt of each invoice, one hundred percent (100%) of the

THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

reasonable documented expenses directly related to prepare, file, prosecute, defend and maintain the Patent Rights incurred, whether during the term of this Agreement or prior thereto, including any amount unreimbursed as of the Effective Date directly related to prepare, file, prosecute, defend and maintain the Patent Rights set forth in Exhibit A.

5.7.    Unless otherwise provided for herein, within thirty (30) days after the end of each calendar quarter of each year during the term of this Agreement (including the last day of any calendar quarter following the expiration of this Agreement), Licensee shall pay to Northwestern all fees and royalties accruing and owed during such calendar quarter. All payments shall be accompanied by a statement showing all amounts due Northwestern, including Net Sales of each Licensed Product in each country, the applicable royalty rate, and the calculation of the amounts due, including the calculations for any deductions Licensee or any Sublicensee claim and the necessary documentation and fair market valuations related thereto. Licensee shall also provide information showing, on every licensed Northwestern invention disclosure number herein, by invention disclosure number basis, the Net Sales of Licensed Product sold, Sublicensee Payments, Sublicensee Royalties and Partial Assignment Proceeds that relate to or practice each Northwestern invention disclosure number.

5.8.    All amounts referred to in this Agreement are expressed in U.S. dollars and all payments shall be computed and made in U.S. dollars. For purposes of determining the amount of royalties due, the amount of Net Sales in any foreign currency shall be computed by converting such amount into U.S. dollars at the prevailing commercial rate of exchange for purchasing U.S. dollars with such foreign currency in question as published by the Wall Street Journal on the last business day of the calendar quarter for which the relevant royalty payment is to be made by Licensee. Payments more than 30 days late shall bear interest equivalent to the prime rate as published in the Wall Street Journal on the last day of the period to which the payment relates plus 2%. Acceptance of late payments shall not negate or waive Northwestern’s right to seek any other remedy, legal or equitable, to which it may be entitled. Notwithstanding the foregoing, if by reason of any restrictive exchange laws or regulations Licensee or any Sublicensee hereunder shall be unable to convert to U.S. dollars an amount equivalent to the royalty payable by Licensee hereunder in respect of Licensed Product sold for funds other than U.S. dollars, Licensee shall notify Northwestern promptly with an explanation of the circumstances. In such event, all royalties due hereunder in respect of the transaction so restricted (or the balance thereof due hereunder and not paid in funds other than U.S. dollars as hereinafter provided) shall be deferred and paid in U.S. dollars as soon as reasonably possible after, and to the extent that such restrictive exchange laws or regulations are lifted so as to permit such conversion to U.S. dollars, of which lifting Licensee shall promptly notify Northwestern. At its option, Northwestern shall meanwhile have the right to request the payment (to it or to a nominee), and upon such request Licensee shall pay, or cause to be paid, all such amounts (or such portions thereof as are specified by Northwestern) in funds, other than U.S. dollars, designated by Northwestern and legally available to Licensee under such then existing restrictive exchange laws or regulations.

ARTICLE 6 – RECORDS AND AUDIT

6.1.    Licensee shall keep, and shall cause its Sublicensees to keep, for three (3) years from the date of payment, continuous, complete and accurate records regarding any payment due by Licensee and its Sublicensees in sufficient detail to enable the calculation of such payments to be determined accurately.

6.2.    Northwestern shall have the right during this period of three (3) years to appoint, at its expense, an independent certified public accountant to inspect the relevant records of Licensee and its Sublicensees to verify such payments or non-payments. Northwestern shall submit the name of said

THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

accountant to Licensee for approval; said approval shall not be unreasonably withheld. Licensee shall make its records and those of its Sublicensees available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Northwestern, to the extent necessary to verify the accuracy of the reports and payments with not more than one (1) inspection per calendar year. If payments are understated by five percent (5%) or more in Licensee’s favor, Licensee shall, within ten (10) days of receipt of the audit report, pay the balance due Northwestern plus all reasonable costs of the audit or inspection and interest at the rate stated in Article 5 from the date at which such balance would have otherwise been due and payable. If payments are understated by less than five percent (5%), Licensee shall include such understated amount with the next scheduled payment and interest at the rate stated in Article 5.

ARTICLE 7 –PATENT PROSECUTION

7.1.    The filing, prosecution and maintenance of the Patent Rights that are owned solely or jointly by Northwestern shall be at the sole discretion of Northwestern provided that Northwestern shall keep Licensee reasonably informed and provide a timely and meaningful opportunity to advise and comment on all office actions and on the preparation, prosecution and maintenance of the Patent Rights which are owned solely or jointly by Northwestern, and shall reasonably consider any comments Licensee provides during such process. Licensee shall reimburse Northwestern for all reasonable, documented costs and expenses associated with the Patent Rights in accordance with Section 5. Licensee represents and warrants that it is entitled to “small entity” status and shall immediately inform Northwestern in the event its entity status changes, including as a result of sublicensing efforts.

7.2.    If Licensee determines that it wishes to stop paying for any patent application or patent within the Patent Rights, then it shall give sixty (60) days prompt written notice to Northwestern, whereafter Licensee shall have no further payment obligation with respect to that specific patent application or patent of the Patent Rights, all such rights of Northwestern in and to such patent application or patent of the Patent Rights and all patent applications filed therefrom and patents issuing on any such application shall revert immediately back to Northwestern, shall no longer be included in the Patent Rights licensed hereunder without requiring further action on the part of the parties, and Northwestern may license any or all of the foregoing to third parties without obligation or accounting to Licensee.

7.3.    The parties shall cooperate in selecting a patent within the Patent Rights to seek a term extension for, or supplementary protection certificate, in accordance with the applicable laws of any country for each Licensed Product. Licensee agrees to register and give required notice concerning this Agreement, at its expense, in each country where an obligation under law exists to so register or give notice. Licensee agrees to mark the Licensed Products in such a manner as to conform with the patent laws and practice of any country of use, manufacture, shipment, sale, export or import and provide the notice required by Section 2.6. Upon request from Northwestern, Licensee shall provide evidence of proper marking. Each party agrees to execute any documents and to take any additional actions as the other party may reasonably request in connection with activities under this Article 7.

ARTICLE 8 – INFRINGEMENT

8.1.    Each party shall inform the other promptly in writing of any alleged infringement of the Patent Rights by a third party and provide any available evidence thereof. During the term of this Agreement, if: (a) Licensee is the only licensee under the Patent Rights within the Field; (b) all licensees elect to join with Licensee; or (c) the alleged infringement is limited to the Field, Licensee shall have the first right, but

THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

shall not be obligated, to prosecute at its own expense all infringements of the Patent Rights in its Field, provided that such Patent Rights are not also licensed to another party outside the Field who has not agreed to join with Licensee, in each case, without expense to Northwestern. Northwestern shall be included as a party plaintiff in such action upon request of Northwestern, and at the expense of Northwestern. If Northwestern does not request to join the action but rather is compelled to join as a necessary party, Northwestern will remain in the suit without expense to Northwestern. The total cost of any such infringement action commenced or defended solely by Licensee, Licensee and other licensees, or where Northwestern is joined involuntarily as a necessary party, shall be borne by Licensee. Any recovery resulting from an action brought by Licensee shall be distributed as follows: (a) each Party shall be reimbursed for any expenses it incurred in the action; (b) as to ordinary damages for past infringement, Licensee shall receive an amount equal to either (i) its lost profits, (ii) a reasonable royalty on the infringing sales, or (iii) whatever alternative measure of such damages the court shall have applied, and such amount shall be treated as Net Sales for the purpose of calculating running royalties under Section 5.1; and (c) the Parties shall share equally in any additional award, including any special or punitive damages.

8.2.    If within six (6) months after having been notified of any alleged infringement, Licensee has been unsuccessful in persuading the alleged infringer to desist or has not otherwise brought and diligently is pursuing an infringement action, or if Licensee notifies Northwestern at any time prior thereto of its intention not to bring suit against any alleged infringer, then, Northwestern shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights or defense of a declaratory judgment claim or counterclaim and may include Licensee as a party plaintiff in such action. The total cost of any infringement or declaratory judgment action commenced or defended solely by Northwestern, or where Licensee is joined involuntarily as a necessary party, shall be borne by Northwestern. Northwestern shall keep any recovery or damages derived therefrom, after reimbursing Licensee’s reasonable out-of-pocket legal costs and expenses incurred in the action, including attorneys’ fees for activities that are not substantially duplicative of those of Northwestern’s counsel, on a pro-rata basis with Northwestern’s reasonable out-of-pocket legal costs and expenses, including attorneys’ fees, incurred in the action.

8.3.    In any infringement suit that either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Northwestern, which consent shall not unreasonably be withheld. Licensee shall indemnify Northwestern against any order for costs and/or expenses that may be made against Northwestern unless such suit was brought by Northwestern pursuant to Section 8.2. While Licensee, during the term of this Agreement, shall have the right to consent to a sublicense Northwestern may propose to any alleged infringer for future use of the Patent Rights, Licensee shall not unreasonably withhold its consent.

8.4.    In the event that a declaratory judgment action alleging the invalidity or non-infringement of any of the Patent Rights shall be brought other than in the context of a declaratory judgment action arising out of Northwestern’s enforcement pursuant to Section 8.2 or a counterclaim in an enforcement action pursuant to Section 8.2, or there is a need to otherwise defend the Patent Rights, Northwestern shall have the first right within ninety (90) days receipt of notice to control the defense of such action, proceeding or otherwise, and Licensee shall reimburse Northwestern’s reasonable out-of-pocket legal costs and expenses incurred in the action, including attorney’s fees.

THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

8.5.    In the event Licensee challenges the validity or enforceability of the Patent Rights, Licensee shall provide Northwestern ninety (90) days prior written notice and continue to make all payments required hereunder directly to Northwestern and have no right to pay into escrow or other account any amounts due to Northwestern under this Agreement. For purposes of clarity, Licensee shall not be entitled to any refund or offset for any amounts paid under this Agreement, including any paid prior to or during the period of the challenge even if the Patent Rights are held invalid or unenforceable.

ARTICLE 9 - REPRESENTATIONS, INDEMNIFICATION AND INSURANCE

9.1.    Licensee shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold Northwestern, its trustees, directors, officers, employees and Affiliates, harmless against all claims, proceedings, demands and liabilities of any kind whatsoever, including legal expenses and reasonable attorneys’ fees, arising out of or relating to: (a) the death of or injury to any person or persons or out of any damage to property resulting from or attributable to the Licensed Product(s); (b) the production, manufacture, sale, use, lease, importation, consumption or advertisement of the Licensed Product(s); (c) any obligation of Licensee or any Sublicensee, hereunder; and/or (d) the negligence or willful malfeasance of Licensee or any Sublicensee.

9.2.    Licensee shall obtain and carry in full force and effect commercial, general liability insurance which shall protect Licensee and Northwestern with respect to events covered by Section 9.1 above. Such insurance shall be written by a reputable insurance company authorized to do business in the State of Illinois, shall list Northwestern as an additional insured thereunder, shall be endorsed to include product liability coverage and shall require thirty (30) days written notice to be given to Northwestern prior to any cancellation or material change thereof. By the time of commencement of human clinical trials of any Licensed Product, the limits of such insurance shall not be less than Five Million Dollars ($5,000,000) per occurrence with an aggregate of Five Million Dollars ($5,000,000) for personal injury or death, and Three Million Dollars ($3,000,000) per occurrence with an aggregate of One Million Dollars ($1,000,000) for property damage. Licensee shall provide Northwestern with Certificates of Insurance evidencing the same.

9.3.    Northwestern represents that it has the right to enter in this Agreement and except for the forgoing, NORTHWESTERN, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, INVENTORS AND AFFILIATES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY NORTHWESTERN THAT THE PRACTICE BY LICENSEE OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE ANY OTHER INTELLECTUAL PROPERTY RIGHTS. IN NO EVENT SHALL EITHER PARTY, ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES, INVENTORS AND AFFILIATES BE LIABLE FOR INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGE OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY; PROVIDED HOWEVER, THAT NOTHING IN THE FOREGOING SHALL BE INTERPRETED TO PREVENT NORTHWESTERN FROM ENFORCING ITS INTELLECTUAL PROPERTY RIGHTS INCLUDING TO RECOVER TREBLE DAMAGES FOR THE WILLFUL INFRINGEMENT THEREOF.

THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

ARTICLE 10 - TERM AND TERMINATION

10.1.    This Agreement shall commence on the Effective Date and unless sooner terminated as provided for below, continue in full force and effect until the expiration of the last to expire of the Patent Rights. The termination or expiration of this Agreement does not relieve either party of its rights and obligations that have previously accrued and rights and obligations that by their nature prescribe continuing rights and obligations shall survive the termination or expiration of this Agreement, including Article 3 (Confidential Information), Article 5 (Payment), Article 6 (Records and Audit), Article 9 (Representations, Indemnification and Insurance), Article 12 (Dispute Resolution) and Article 14 (General). Upon the termination or expiration of this Agreement, all rights granted by Northwestern immediately revert to Northwestern. All Confidential Information provided to Receiving Party hereunder shall be returned or destruction certified to Disclosing Party, at Disclosing Party’s election. Licensee and its Sublicensees shall provide an accounting for and pay, within thirty (30) days of termination or expiration, all payments due including, without limitation, royalties on Net Sales that accrue up to the date of such expiration or termination. For purposes of clarity, the foregoing obligation shall be required of any Sublicensee under the Patent Rights in the event the Sublicensee has breached its agreement with Licensee.

10.2.    Licensee shall have the right to terminate this Agreement any time after the Effective Date by giving Northwestern ninety (90) days written notice.

10.3.    If either party commits a material breach of this Agreement, then the other party may, at its option, send a written notice to the party in breach that it intends to terminate this Agreement. If the party in breach does not cure the breach within thirty (30) days from the notice date, then the other party shall have the right to terminate this Agreement in whole or in part immediately upon the date of mailing of a written notice of termination to the party in breach.

10.4.    In addition to Northwestern’s rights under Section 10.3, Northwestern shall have the right to terminate this Agreement in whole or in part, or render the grant of rights non-exclusive at any time, if Licensee: (a) has not complied with Article 4; and/or (b) is not demonstrably engaged by itself or through strategic relationships in research, development, manufacturing, marketing, as appropriate, to put at least one Licensed Product into commercial use within the Field consistent with the diligence requirements of Section 2.2 and Article 4; provided that so long as the foregoing does not pertain to Section 2.2, Licensee has been given notice and a chance to cure in accordance with Section 4.3.

10.5.    This Agreement terminates immediately if: (a) Licensee makes any general assignment for the benefit of its creditors; (b) a petition is filed by or against Licensee, or any proceeding is initiated against Licensee as a debtor, under any bankruptcy or insolvency law, unless the laws then in effect void the effectiveness of this provision; or (c) a receiver, trustee, or any similar officer is appointed to take possession, custody, or control of all or any part of Licensee’s assets or property.

10.6.    Northwestern does not license its rights to entities that sue Northwestern and as such, Northwestern may immediately terminate this Agreement if Licensee brings any action or proceeding against Northwestern other than for breach of this Agreement, or fails to terminate any sublicense agreement in the event such Sublicensee brings an action or proceeding challenging the validity or enforceability of the Patent Rights.

THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

ARTICLE 11 – ASSIGNMENT

11.1.    Due to the nature and purpose of this Agreement, the parties agree that a material element of this Agreement is that Northwestern has selected Licensee to serve as the licensee under this Agreement based on the representations made by Licensee that it has the unique experience, expertise and resources necessary to enable it to perform the obligations of the license hereunder. Accordingly, the parties agree that this Agreement, including the license granted hereunder, and the obligations of Licensee hereunder shall not be assigned, delegated (except as provided for in Article 2), or otherwise transferred by Licensee without the prior written consent of Northwestern, such consent not to be unreasonably withheld, provided, however, that such consent shall not be required if Licensee assigns this Agreement in its entirety in connection with a merger, acquisition, or sale or other disposition of all or substantially all of Licensee’s business relating to the rights licensed hereunder that are being assigned; further provided that in all cases the assignee or transferee entity must have agreed in writing to assume and comply with Licensee’s obligations under, and to be bound by, this Agreement any applicable sublicense granted by Licensee under this Agreement. Any purported assignment, delegation or transfer in contravention with this Agreement, including Sections 2.7 and 11.1, shall be null and void. This Agreement shall be binding on the parties and their successors and assigns and shall inure to the sole benefit of the parties and their permitted successors and assigns.

11.2.    It is the understanding of the parties that in the event a bankruptcy petition is filed by or against Licensee, or any proceeding is initiated against Licensee as a debtor under any bankruptcy or insolvency law, applicable law excuses Northwestern from accepting performance from or rendering performance to an entity other than Licensee, and Licensee, or the trustee operating on behalf of Licensee, shall be prohibited from assigning, delegating, or otherwise transferring the license granted hereunder and/or the obligations of Licensee hereunder without the prior written consent of Northwestern.

ARTICLE 12 - DISPUTE RESOLUTION

12.1.    In any dispute arising out of or relating to this Agreement, the parties agree that the first recourse shall be to attempt to amicably resolve the dispute with a sufficiently authorized member of each party. A party asserting the existence of a dispute shall provide the other party with a written statement of the facts, and including copies of such documents as that party believes are relevant to the dispute (“Notice of Dispute”). Within ten (10) days of receipt of the Notice of Dispute, the receiving party shall provide a written response stating such facts, and including copies of such documents as the receiving party believes are relevant to the dispute. Unless such dispute is resolved within ten (10) days after delivery of such response, the parties’ representatives shall meet in person to attempt to amicably resolve the dispute, which meeting shall be at the location requested by the receiving party unless otherwise agreed by the parties. The parties are not waiving their right to seek and obtain specific performance, injunctive relief or any other equitable remedy that may be available.

12.2.    The parties agree that any dispute which cannot be amicably resolved by the parties pursuant to Section 12.1 shall be resolved by binding Alternative Dispute Resolution (“ADR”) in the manner set forth in Section 12.3 through Section 12.5.

12.3.    If a party intends to commence ADR to resolve a dispute, such party shall provide written notice to the other party informing the other party of such intention and the issues to be resolved. Within ten (10) business days after its receipt of such notice, the other party may, by written notice to the party initiating ADR, add additional issues to be resolved ("Disputed Issues"). If the parties cannot agree upon the selection of a neutral within twenty (20) business days following receipt of the original ADR notice, a neutral shall

THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

be selected by the International Institute for Conflict Prevention & Resolution, Inc., 575 Lexington Avenue, 21st Floor, New York, NY  10022 http://www.cpradr.org/ The neutral shall be a single individual having experience in the oligonucleotide therapeutics in the wound healing industry and university technology transfer who shall preside in resolution of the Disputed Issues between the parties. The neutral selected shall not be an employee, director or shareholder of either party or an Affiliate or Sublicensee.

12.4.    Each party shall have ten (10) business days from the date the neutral is selected to object in good faith to the selection of that person. If either party makes such an objection, the then President of the CPR shall, as soon as possible thereafter, select another neutral under the same conditions as set forth above. This second selection shall be final.

12.5.    The ADR shall be conducted in the following manner:

(a)    No later than forty-five (45) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties.
(b)    At least five (5) days prior to the hearing, each party must submit to the neutral and serve on the other party a proposed ruling on each issue to be resolved. Such proposed ruling shall contain no argument on or analysis of the facts or issues, and shall be limited to not more than fifty (50) pages.
(c)    The neutral shall not require or permit any discovery by any means, including depositions, interrogatories or production of documents.
(d)    Each party shall be entitled to no more than eight (8) hours of hearing to present testimony or documentary evidence. The testimony of both parties shall be presented during consecutive calendar days. Such time limitation shall apply to any direct, cross or rebuttal testimony, but such time limitation shall only be charged against the party conducting such direct, cross or rebuttal testimony. It shall be the responsibility of the neutral to determine whether the parties have had the eight (8) hours to which each is entitled.
(e)    Each party shall have the right to be represented by counsel. The neutral shall have the sole discretion with regard to the admissibility of any evidence.
(f)    The neutral shall rule on each disputed issue within thirty (30) days following the completion of the testimony of both parties. Such ruling shall adopt in its entirety the proposed ruling of one of the parties on each disputed issue.
(g)    ADR shall take place in Chicago, Illinois. Except as provided in Section 14.2, all costs incurred for a hearing room shall be shared equally between the parties.
(h)    The neutral shall be paid a reasonable fee plus expenses, which fees and expenses shall be shared equally by the parties except as provided in Section 14.2.
(i)    The ruling shall be binding on the parties and may be entered as an enforceable judgment by a state or federal court having jurisdiction of the parties.

12.6.    This Article 12 shall survive any expiration or termination of this Agreement.

ARTICLE 13 - NOTICES AND PAYMENTS

Any payment or notice pursuant to this Agreement shall be provided in writing and shall be deemed sufficiently made or given on the first business day following delivery to overnight express carrier, courier

THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

charges prepaid, on the fourth business day following delivery to certified or registered first class mail, postage prepaid, on the date of facsimile transmission (which is confirmed and provided that a copy of such notice is promptly sent by one of the other means for providing notice set forth in this section), or on the date of e-mail transmission (provided that the sender has no actual notice of non-receipt by the recipient and a copy of such notice is promptly sent by one of the other means for providing notice set forth in this section), and addressed to such Party as set forth below or as it shall designate by written notice given to the other Party.

In the case of Northwestern:	Executive Director for Innovation and New Ventures Innovation and New Ventures Office Northwestern University 1800 Sherman Avenue, Suite 504 Evanston, Illinois 60201

With a copy to:	Office of General Counsel Northwestern University 633 Clark Street Evanston, Illinois 60208

In the case of Licensee:	Exicure, Inc. 8045 Lamon Avenue, Suite 410 Skokie, Illinois 60077 Attention: CFO

ARTICLE 14 – GENERAL

14.1.    Severability In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof in any other jurisdiction and the remaining provisions of this Agreement will remain in full force and effect. The parties desire the terms herein to be valid and enforced to the maximum extent not prohibited by law, regulation or court order in a given jurisdiction and as such, any invalid or unenforceable terms will be promptly reformed by the parties to effectuate the intent of the parties as evidenced on the Effective Date.

14.2.    Applicable Law This Agreement is made in accordance with and shall be governed and construed under the laws of the state of Illinois, excluding any choice of law rules. In any litigation, ADR or arbitration arising out of or relating to this Agreement, the prevailing party or parties shall be entitled to recover reasonable attorneys’ and arbitrators’ fees, and court and arbitration costs.

14.3.    Entire Agreement This Agreement, including Exhibits (incorporated herein by reference) and the Confidentiality Agreement between the parties of September 23, 2011 (the “CDA”), constitutes the entire, final, complete and exclusive agreement between the parties regarding the license to the Technology and supersedes all previous agreements or representations, written or oral, with respect to the Technology. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party. Each party acknowledges that it was provided an opportunity to seek advice of counsel and as such this Agreement shall not be construed for or against the drafter. For clarity nothing

THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

in this Agreement operates to amend or otherwise affect any other written signed agreement between the parties.

14.4.    Headings The headings for each article and section in this Agreement have been inserted for convenience or reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

14.5.    Independent Contractors Nothing contained in this Agreement shall place the parties in a partnership, joint venture or agency relationship and neither party shall have the right or authority to obligate or bind the other party in any manner.

14.6.    Use of Names Licensee shall not use the name of any inventor listed in the Patent Rights, of any institution with which an inventor has been or is connected, or the name or trademarks, trade dress of Northwestern, or any adaptation thereof in any advertising, promotional or sales literature, without prior written consent obtained from Northwestern in each case, except that the parties may state that Licensee is licensed under the Patent Rights and Licensee may use the name of any such inventors or institutions if authorized in writing by the applicable inventor or institution and a copy of such authorization is provided to Northwestern. Northwestern shall not use the name or trademarks, trade dress of Licensee or its Affiliates, or any adaptation thereof in any advertising, promotional or sales literature, without prior written consent obtained from Licensee in each case, except that the parties may state that Licensee is licensed under the Patent Rights. A party may issue a press release or other form of public announcement regarding the execution of this Agreement only after the other party has given its written approval, provided that such approval will not be unreasonably withheld. Under no circumstances shall Licensee directly or indirectly imply, state or otherwise represent that Northwestern endorses Licensee, any Sublicensee or the Licensed Product.

14.7.    Waiver Any waiver (express or implied) by either party of any term of this Agreement shall not constitute a waiver of any other or subsequent breach. The delay or failure to assert a right or to insist upon compliance with any term of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. A valid waiver must be executed in writing and signed by the party granting the waiver.

14.8.    Counterparts This Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

14.9.    Export Controls It is understood that Northwestern is subject to U.S. laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities that may require a license from the applicable agency of the U.S. Government and/or may require written assurances by Licensee that it will not export data or commodities to certain foreign countries without prior approval of such agency. Northwestern neither represents that a license is required, nor that, if required, it will be issued.

THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

In Witness Whereof, the parties have executed this Agreement as of the Effective Date.

NORTHWESTERN UNIVERSITY	EXICURE INC.
By: /s/ Alicia Loffler, Ph.D.	By: /s/ David Giljohann, Ph.D.
Alicia Loffler, Ph.D. Executive Director, INVO and Associate VP of Research Date: _________________________	David Giljohann, Ph.D. CEO, Exicure Inc. Date: _________________________

THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

EXHIBIT A
Patent Rights

NU #	Serial Number	Application Title	Application Type	Status	Country Code	File Date
*****	*****	*****	*****	*****	*****	*****
*****	*****	*****	*****	*****	*****	*****
*****	*****	*****	*****	*****	*****	*****

1
THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

EXHIBIT B
Commercial Development Plan and Summary Report

COMMERCIAL DEVELOPMENT PLAN

The commercial development plan required under Article 4 of the Agreement shall include at least the following information:

A. Company Information

Funding information of Licensee (and Sublicensees, if any) regarding Licensed Products.

Key individuals in the research, development and commercialization of the Patent Rights.

B. Licensed Products (must specifically discuss each NU disclosure by invention disclosure number)

1. Research and Development Plan

To commercialization:
Overall research and development requirements for commercial sale
Key milestones and projected dates
Estimated total development time and expenditure

For the next 12 months:
Annual research and development objectives
Annual timeline and budget, including to whom activities will be sublicensed or subcontracted
Milestones for annual research and development and projected dates

2. Regulatory Approvals

Description of required regulatory approval process
Projected timeline and progress on that continuum

3. Competitive Analysis

Potential competitors and their respective products
Known competitor’s plans, developments, technical achievements, product launch

4. Sales

Proposed business model, market approach, business goals
Anticipated date of first commercial sale
Sales forecast - 5 years

C. Annual Update

Licensee’s discussion of the results for the reporting period

2
THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

Explanation if Licensee’s progress differs in any material way from projected

An updated Commercial Development Plan for the next annual period, including Summary Report (see attachment)

Confirmation that Licensee is a “small business concern” for 35 U.S.C. § 200 et al., and a “small entity” for patent purposes

Any additional information required under the Agreement and data reasonably required to evaluate Licensee’s performance under the Agreement

3
THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

NU Number	US Patent Number or Application Number	Licensed Product(s)	Development Activities	Date of 1st Commercial Sale	Payments to NU in Reporting Period	Entity Status (Small/ Large)

Signature:
Submitted By:
Date:

THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS. ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.